Exhibit 5.1

May 17, 2024

Bread Financial Holdings, Inc.
3095 Loyalty Circle
Columbus, Ohio 43219

    Re:    Registration Statement on Form S-8 of Bread Financial Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Bread Financial Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 of the Company (the “Registration Statement”), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to an aggregate of 7,667,594 shares (the “Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”), authorized for issuance pursuant to the Company’s 2024 Omnibus Incentive Plan (the “Plan”), consisting of: (i) up to 5,000,000 new shares of Common Stock reserved for issuance under the Plan; (ii) 203,687 shares of Common Stock that remained available for future grants under the 2022 Omnibus Incentive Plan of Bread Financial (the “2022 Plan”) immediately prior to May 14, 2024, the effective date of Plan (the “Effective Date”), which shares are rolled over into the Plan under the terms thereof; and (iii) up to 2,463,907 shares of Common Stock subject to the outstanding unvested equity awards under the 2022 Plan as of the Effective Date that, on or after the Effective Date, may, potentially, be returned to the 2022 Plan due to the forfeiture of such prior awards and, as a result, may become available for issuance under the Plan under the terms thereof. No new awards will be granted under the 2022 Plan on or after the Effective Date and all outstanding awards previously granted under the 2022 Plan will remain outstanding, subject to the terms thereof. The Plan was approved by the Company’s Board of Directors on April 1, 2024, subject to the approval by the Company’s stockholders, which approval was obtained at the 2024 Annual Meeting of the Company’s Stockholders on the Effective Date. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations
2300 N. Field Street | Suite 1800 | Dallas, Texas 75201-2481 | 214.969.2800 | fax: 214.969.4343 | akingump.com

May 17, 2024
Bread Financial Holdings, Inc.

for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan, the Company’s certificate of incorporation and bylaws, as they may be amended from time to time, and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.    We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP